EXHIBIT 2.1
                                                                     -----------











                             CONTRIBUTION AGREEMENT

                          dated as of January 27, 2000

                                      among

                               MORTGAGE.COM, INC.,

                     THE INVESTORS LISTED ON SCHEDULE 1.05,

                                       and

                               OPENCLOSE.COM, INC.


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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

1.       CONTRIBUTION, ISSUANCE AND TERMS OF SHARES                            2

         1.01.    Contribution of Assets by MDCM                               2

         1.02.    Excluded Assets                                              4

         1.04.    Consideration to MDCM                                        5

         1.05.    The Preferred Shares                                         5

         1.06.    The Conversion Shares                                        5

         1.07.    Contribution and Funding                                     5

         1.08.    Use of Proceeds                                              6

         1.09.    Tax Treatment of the Contributions.                          6

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY                         7

         2.01.    Organization, Standing and Power                             7

         2.02.    Authority; Enforceability; No Conflict                       7

         2.03.    Capitalization                                               8

         2.04.    Subsidiaries                                                 8

         2.05.    Status of Shares                                             8

         2.06.    Securities Act of 1933                                       9

3.       REPRESENTATIONS AND WARRANTIES OF MDCM                                9

         3.01.    Liabilities                                                  9

         3.02.    Indebtedness                                                 9

         3.03.    Title to Assets                                              9

         3.04.    Actions Pending                                              9


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         3.05.    Compliance with Law                                         10

         3.06.    Intentionally Omitted                                       10

         3.07.    Proprietary Rights                                          10

         3.08.    Books and Records                                           11

         3.09.    Material Agreements                                         12

         3.10.    Governmental Approvals                                      12

         3.11.    Insurance                                                   12

         3.12.    Title to Contributed Assets                                 13

         3.13.    Organization, Standing and Power                            13

         3.14.    Authority; Enforceability; No Conflict                      13

         3.15.    Acquisition for Investment                                  14

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS                      14

         4.01.    Organization and Standing                                   14

         4.02.    Authority; Enforceability; No Conflict                      14

         4.03.    Acquisition for Investment                                  15

5.       COVENANTS OF MDCM                                                    16

         5.01.    Other Agreements                                            16

         5.02.    Use of Openclose Code                                       16

         5.03.    Transfer of MDCM's Interest in the Openclose Code           16

         5.04.    Further Assurance                                           17

6.       COVENANTS OF THE COMPANY                                             17

         6.01.    Other Agreements                                            17


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7.       CONDITIONS PRECEDENT                                                 17

         7.01.    Conditions Precedent to the Investors' Obligations          17

         7.02.    Conditions Precedent to the Company's Obligations           21

         7.03.    Conditions Precedent to MDCM's Obligations                  21

8.       ADDITIONAL AFFIRMATIVE COVENANTS OF THE COMPANY                      22

         8.01.    Inspection Rights                                           22

         8.02.    Budgets Approval                                            22

         8.03.    Financings                                                  22

         8.04.    Meetings of Directors                                       22

         8.05.    Bylaws; Meetings and Indemnification                        22

         8.06.    Corporate Existence                                         23

         8.07.    Properties, Business, Insurance                             23

         8.08.    Expenses of Directors                                       23

         8.09.    Compliance with Laws                                        23

         8.10.    Noncompetition Agreements                                   23

         8.11.    Keeping of Records and Books of Account                     23

         8.12.    Rule 144A Information                                       24

         8.13.    Reporting Requirements                                      24

                  (a)      Monthly Reports                                    24

                  (b)      Annual Reports                                     24

                  (c)      Reports and Other Information                      25

                  (d)      Officer's Certificate                              25

                  (e)      Accountants' Letters                               25

                  (f)      Budgets and Operating Plan                         25


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                  (g)      Notice of Adverse Changes                          25

                  (h)      SEC Filings                                        25

                  (i)      Business Information                               25

9.       NEGATIVE COVENANTS OF THE COMPANY                                    25

         9.01.    Dealings with Affiliates                                    26

         9.02.    Compensation to Officers.                                   26

         9.03.    Sale of Assets                                              26

         9.04.    Mergers, Etc                                                26

         9.05.    Maintenance of Ownership of Subsidiaries                    26

         9.06.    Conduct of Business                                         26

         9.07.    Investments in Other Corporations or Entities               27

         9.08.    Transfers of Proprietary Rights                             27

         9.09.    Amendments                                                  28

         9.10.    Other Agreements                                            28

         9.11.    Registration Rights Agreements                              28

10.      REGISTRATION RIGHTS                                                  28

         10.01.   Demand Registrations                                        29

         10.02.   Incidental Registration                                     31

         10.03.   Registrations on Form S-3                                   32

         10.04.   Holdback Agreements                                         33

         10.05.   Registration Procedures                                     34

         10.06.   Indemnification                                             37

                  (a)      Indemnification by the Company                     37


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                  (b)      Indemnification by the Holders of Registrable
                           Securities and Underwriters                        38

                  (c)      Notices of Claims, etc                             38

                  (d)      Other Indemnification                              39

                  (e)      Contribution                                       39

         10.07.   Rule 144                                                    41

11.      RIGHT OF FIRST OFFER                                                 41

         11.01.   Right of First Offer                                        41

         11.02.   Notice of Acceptance                                        42

         11.03.   Conditions to Acceptances and Purchase                      42

         11.04.   Further Sale                                                43

         11.05.   Offer Participation Requirement                             43

         11.06.   Termination and Waiver of Right of First Offer              43

         11.07.   Exception                                                   43

12.      DEFINITIONS AND ACCOUNTING TERMS                                     43

         12.01.   Certain Defined Terms                                       44

         12.02.   Accounting Terms                                            52

13.      INDEMNIFICATION                                                      52

         13.01.   Indemnities                                                 52

         13.02.   Indemnification Procedure                                   53

14.      SECURITY INTEREST                                                    54

15.      MISCELLANEOUS                                                        55

         15.01.   No Waiver; Cumulative Remedies                              55


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         15.02.   Amendments, Waivers and Consents                            55

         15.03.   Addresses for Notices                                       55

         15.04.   Costs, Expenses and Taxes                                   56

         15.05.   Binding Effect; Assignment                                  56

         15.06.   Survival of Representations and Warranties                  57

         15.07.   Prior Agreements                                            57

         15.08.   Severability                                                57

         15.09.   Governing Law                                               57

         15.10.   Headings                                                    57

         15.11.   Counterparts                                                57

         15.12.   Further Assurances                                          58

         15.13.   Waiver                                                      58

         15.14.   Specific Enforcement                                        58


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Exhibits
--------

Exhibit A - Contributed Assets
Exhibit B - Excluded Contracts
Exhibit C - Articles of Amendment

Schedules
---------

Schedule 1.05 - Investors
Schedule 2.02 - Defaults, Breaches or Violations
Schedule 2.03 - Capitalization
Schedule 3.01 - Liabilities
Schedule 3.02 - Indebtedness
Schedule 3.03 - Title to Assets
Schedule 3.05 - Compliance with Law
Schedule 3.06 - ERISA
Schedule 3.07 - Proprietary Rights
Schedule 3.09 - Material Agreements
Schedule 3.10 - Government Approvals
Schedule 3.11 - Insurance
Schedule 3.14 - No Conflict


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                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") shall be effective as of 11:59:59 p.m., Eastern Standard Time, on January 27, 2000 (the "Effective Time"), among MORTGAGE.COM, INC. a Florida corporation ("MDCM"), the entities listed on Schedule 1.05 hereto (individually, an "Investor" and collectively, the "Investors") and OPENCLOSE.COM, INC., a Florida corporation (the "Company").

                                    RECITALS

         WHEREAS, MDCM desires to transfer to the Company certain assets directly relating to the Openclose Business in exchange for a 51% ownership interest in the Company and $24 million in cash;

         WHEREAS, the Investors desire to contribute to the Company $30 million in cash in exchange for a 49% ownership interest in the Company;

         WHEREAS, immediately after the contributions by MDCM and the Investors contemplated herein are effected, MDCM and the Investors (collectively, the "Contributing Shareholders") will combined own 100% of all the outstanding voting or nonvoting stock of the Company and will be treated as a group being in control of the Company, as defined in Section 368(c) of the Code; and

         WHEREAS, the parties hereto desire to effect the transactions contemplated herein with the intent that, for federal and state tax purposes, each contribution qualify as a transaction described in Section 351 of the Code.

         NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties agree as follows:

1.       CONTRIBUTION, ISSUANCE AND TERMS OF SHARES

         1.01. Contribution of Assets by MDCM. Effective as of the Effective Time, MDCM shall transfer, convey, assign and deliver to the Company, and the Company shall acquire and accept, all of MDCM's right, title and interest in and to all of the assets of MDCM used in the Openclose Business (except as set forth in Section 1.02 and except for the MDCM Code, as to which a license shall be granted pursuant to the License Agreement), together with all rights associated with such assets (collectively, the "Contributed Assets"), including without limitation, the following:


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                  (a) Openclose Code. A one-half, undivided co-ownership
         interest in and to the "Openclose Code", and all copyrights, trade secrets, inventions, Proprietary Rights, and intellectual property appearing on, contained therein, including, without limitation, the domain name "www.openclose.com". The term "Openclose Code" refers to the programming and other intellectual property contained in, comprising or used exclusively in conjunction with the OpenClose.com Web site and/or the Openclose Business, including the items identified in Exhibit A, other than those assets set forth in Section 1.01(d). MDCM acknowledges and agrees that the Company shall be considered a joint owner and co-inventor of all copyrights, trade secrets, inventions, Proprietary Rights, and intellectual property contained in the Openclose Code. The Company shall have the exclusive right to use and in any way copy, reproduce, disseminate, transmit, perform, make derivative works and otherwise in any way exploit the Openclose Code and to permit third-parties to exploit the Company's rights therein. The Company shall have the exclusive right, but not the obligation, to register, file or otherwise seek protection for any copyright, trademark, patent or other component of the Openclose Code. Within ten
         (10) days of the Effective Time, MDCM shall deliver to the Company a master copy and all other copies of the Openclose Code (in both object code and source code forms) and a master copy and all other copies of all documentation identified in Exhibit A, which shall be in a form suitable for copying, provided, however MDCM may retain only a reasonable number of copies of the Openclose Code (in both object code and source code forms) and all associated documentation, which shall be held by MDCM in accordance with the confidentiality provisions contained in the Administrative Services Agreement, subject also to
         Section 5.02 hereof. MDCM shall bear all costs incurred in preparing and delivering such physical objects to the Company. MDCM agrees to execute any documents necessary to effectuate the Company's rights in and to the Openclose Code, and will execute all papers and perform any other lawful acts requested by the Company for the registration, preparation, prosecution, procurement, and maintenance of any trademark, copyright, patent, and/or other proprietary rights in and for the Openclose Code, and will execute all papers and perform any other lawful acts necessary to vest co-ownership title in the Company to the Openclose Code. MDCM agrees that it will not be entitled to any additional compensation for the foregoing assistance, but the Company shall reimburse MDCM for actual out-of-pocket expenses incurred in rendering such assistance.

                  (b) Licenses; Permits. All licenses, permits, approvals, certifications and registrations of MDCM that relate exclusively to the operation of the Openclose Business to the extent assignable without consent and except as specifically excluded in Section 1.02 hereof, including the items identified in Exhibit A. With respect to those licenses, permits, approvals, certifications and registrations of MDCM that are utilized exclusively in the Openclose Business but the assignment of which require consent of third parties, MDCM shall use its best efforts to acquire such consent prior to the Closing Date.


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                  (c) Contracts. Except as provided in Section 1.02, all of
         MDCM's rights in, to and under all contracts, agreements, Proprietary Rights licenses, web site hosting agreements, site linking agreements, lender contracts, broker agreements, purchase orders and sales orders of MDCM that relate to the Openclose Business, including without limitation, personal property leased by MDCM, contracts for the development of new technology, installment sales agreements, agreements with sales representatives, agreements relating to the purchase of capital items and indemnification agreements (hereinafter "Contracts"), including the items identified in Exhibit A. To the extent that any Contract for which assignment to the Company as provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or of any other contract to which MDCM is party or cause any such Contract to be void or voidable. If any such consent shall not be obtained, then MDCM shall cooperate with the Company to continue to attempt to secure such consent and, until such consent is obtained, shall cooperate with the Company in any reasonable arrangement designed to provide to the Company the benefits intended to be assigned to the Company under the relevant Contract, including enforcement at the cost and for the account of the Company of any and all rights of MDCM against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Until any such assignment, MDCM shall continue to perform its obligations under such contracts at the direction of the Company.

                  (d) Trade Rights. Except as set forth in Section 1.02, all of MDCM's interest in any Trade Rights utilized by or in the operation of the Openclose Business, including the items identified in Exhibit A. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, including but not limited to the service marks "Openclose.com" and "Openclose by Fax" and all right, title and interest in US Trademark applications 75/585,563 and 75/585,562, together with all of the goodwill of the business to which the service marks pertain; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all Proprietary Rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

                  (e) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property owned, utilized or held for use by


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         MDCM as of the Effective Time, in each case relating exclusively to the
         Openclose Business, as identified in Exhibit A.

                  (f) Literature. All sales literature, promotional literature, catalogs and similar materials of MDCM that relate exclusively to the Openclose Business.

                  (g) Records and Files. All records, files, invoices, accounting records, business records, operating data and other data of MDCM that relate exclusively to the Openclose Business.

         1.02. Excluded Assets. The provisions of Section 1.01 notwithstanding, MDCM shall not transfer, assign, convey or deliver to the Company, and the Company will not acquire or accept, the following assets of MDCM (collectively, the "Excluded Assets"):

                  (a) Cash and Cash Equivalents. All cash and cash equivalents, other than petty cash balances at the Openclose Business's various places of business.

                  (b) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records.

                  (c) Excluded Contracts. Amended and Restated Desktop Underwriter Seller/Servicer Software License and Subscription Agreement between MDCM and Fannie Mae (the "Fannie Mae License"); all insurance policies and any rights of MDCM under documents relating to policies of insurance (including title insurance); and the Technology Sharing and Marketing Agreement between MDCM and GHR Systems, Inc. dated August 31, 1998 (as amended, the "GHR Contract"), and those contracts identified in Exhibit B (collectively, "Excluded Contracts").

                  (d) Servers. Servers housing the Openclose Site and private label versions thereof.

                  (e) Trade Rights. The service marks "mortgage.com" and "first mortgage network".

         1.03. MDCM Code. Contemporaneously herewith, MDCM shall grant the Company a perpetual, irrevocable, non-exclusive, world-wide license to the object code and source code versions of certain software, technology and other rights (the "MDCM Code") pursuant to the License Agreement. As provided in the License Agreement, the Company shall also be entitled to receive copies of the object code and source code versions of future MDCM Code developed by MDCM. MDCM shall be the exclusive owner of the MDCM Code.


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         1.04. Consideration to MDCM. In consideration for the contribution of the Contributed Assets by MDCM and grant of the license in the MDCM Code, the Company shall issue, transfer and deliver to MDCM (a) 1,490,000 shares (the "Voting Common Shares") of the Voting Common Stock of the Company, par value $0.01 (the "Voting Common Stock") and 1,632,449 shares (the "Nonvoting Common Shares", and together with the Voting Common Shares, the "Common Shares") of Non-Voting Common Stock of the Company, par value $0.01 (the "Nonvoting Common Stock"), constituting in the aggregate a 51% ownership interest in the Company, and (b) $24,000,000.00 in cash.

         1.05. The Preferred Shares. The Company has authorized the issuance of 3,000,000 shares (the "Preferred Shares") in the aggregate of its authorized but unissued shares of Preferred Stock, $.01 par value (the "Preferred Stock") designated Series A Preferred Stock (the "Series A Preferred Stock"), in exchange for a contribution of cash in the amount of $10.00 per share to the entities designated as Investors in the respective amounts set forth in Schedule
1.05 hereto. The designation, rights, preferences and other terms and provisions of the Series A Preferred Stock are set forth in the Articles of Amendment attached as Exhibit C hereto.

         1.06. The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of authorized but unissued shares of Voting Common Stock to satisfy the rights of conversion of the Series A Holders of the Preferred Shares and of MDCM of the Nonvoting Common Shares. Any shares of Voting Common Stock issuable upon conversion of the Preferred Shares or the Nonvoting Common Shares (and such shares when issued) are herein referred to as the "Conversion Shares." The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the "Shares."

         1.07. Contribution and Funding. The Company agrees to issue and sell to the Investors and MDCM and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Investors and MDCM, severally but not jointly, agree to make their contributions and, thereby, acquire that number of the Preferred Shares and Common Shares set forth opposite their respective names in Schedule 1.05. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Goodwin Square, 225 Asylum Street, Hartford, Connecticut 06103 at 10:00 a.m. on January 27, 2000 (the "Closing Date"). At the Closing, the Company will deliver to each Investor and to MDCM certificates for the number and series of Preferred Shares and Common Stock set forth opposite its name under the headings "Number of Preferred Shares and Common Shares" in Schedule 1.05 registered in such Investor's or in MDCM's name (or any of their respective nominees), against, in the case of each Investor, the delivery of a check or checks payable to the order of the Company, a transfer of funds to the account of the Company by wire transfer, representing the net cash consideration set forth opposite each such entity's name on
Schedule 1.05 and, in the case of MDCM, the conveyance of the Contributed
Assets.


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         1.08. Use of Proceeds. The Company shall use the cash proceeds from the issuance of the Preferred Shares and Common Shares for general working capital purposes and for the transfer of cash to MDCM contemplated in Section
1.04 hereof and shall use the Contributed Assets in the conduct of its business.

         1.09.    Tax Treatment of the Contributions.

                  (a) Compliance with the Code and Treasury Regulations. The contribution by MDCM of the Contributed Assets and the contribution by the Investors of cash shall be treated as part of a single integrated transaction qualifying under Section 351 of the Code, where MDCM and the Investors will be treated as a group being in control (as defined in Section 368(c) of the Code) of the Company. The Company is not an investment company within the meaning of
Section 351(e) of the Code and Treasury Regulations promulgated thereunder. This Agreement is intended to comply with the requirements of Treasury Regulation section 1.351-1.

                  (b) Federal Income Tax Treatment of MDCM. For federal income tax purposes, the contribution by MDCM of the Contributed Assets in exchange for the Common Shares and $24,000,000 in cash will qualify under Section 351 of the Code, pursuant to which MDCM will recognize gain as required under Section 351(b)(1) of the Code. Under Section 358 of the Code, MDCM's basis in the Common Shares received will be equal to MDCM's basis in the Contributed Assets immediately prior to the contribution, increased by the gain recognized by MDCM. No liabilities will be transferred by MDCM and assumed by the Company under
Section 357(c) of the Code.

                  (c) Federal Income Tax Treatment of Investors. For federal income tax purposes, the contribution by the Investors of $30,000,000 in cash in exchange for the Preferred Shares will qualify under Section 351 of the Code, pursuant to which the Investors will not recognize any gain or loss. Under
Section 358 of the Code, the Investors' aggregate basis in the Preferred Shares received will be equal to $30,000,000.

                  (d) Federal Income Tax Treatment of the Company. The Company shall not recognize any gain or loss as a result of the contributions by MDCM of the Contributed Assets and by the Investors of cash. Under Section 362(a) of the Code, the basis of the Contributed Assets transferred to the Company shall be equal to the basis of such property in the hands of MDCM immediately prior to the contribution, increased by the gain recognized by MDCM.

                  (e) Obligations of Contributing Shareholders and the Company. Each Contributing Shareholder agrees to file the information required by Treasury Regulations section 1.351-3 for such Contributing Shareholder's federal income tax return for the taxable year in which the contributions occur, and the Company agrees to furnish to each Contributing


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Shareholder the information necessary to enable such shareholder to comply with the information reporting requirements of Treasury Regulations section 1.351-3.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investors and MDCM as follows:

         2.01. Organization, Standing and Power. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified to do business in good standing in those foreign jurisdictions in which such qualification is required.

         2.02. Authority; Enforceability; No Conflict. The Company has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party, to issue the Shares, to accept the Contributed Assets and to carry out its obligations hereunder and under each Related Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by the Company, the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate proceedings on the part of the Company. This Agreement is, and each Related Agreement to which it is a party when executed and delivered by the Company will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 2.02, the execution and delivery of this Agreement and each Related Agreement to which it is a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not result in or constitute: (a) a default, breach or violation of or under the Articles of Incorporation or the Bylaws, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company, any Subsidiary or any of their respective properties or assets are bound, (d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of the Company or any Subsidiary under any agreement or commitment to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound


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or by which any of their respective properties or assets are bound, (e) the creation or imposition of any lien, charge or encumbrance on any property of the Company or any Subsidiary under any agreement or commitment to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective properties or assets are bound, or (f) an event which would require any consent under any agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective properties or assets are bound.

         2.03. Capitalization. The authorized capital stock of the Company consists of (a) 10,000,000 shares of Voting Common Stock, of which 1,490,000 shares are to be issued pursuant hereto and 4,632,449 shares are reserved for issuance upon conversion of the Series A Preferred Stock and the Nonvoting Common Stock, (b) 10,000,000 shares of Nonvoting Common Stock, of which 1,632,449 shares are to be issued pursuant hereto, and (c) 10,000,000 shares of Preferred Stock, of which 3,000,000 have been designated Series A Preferred Stock. Except as provided herein or in any of the Related Agreements, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. All outstanding shares of capital stock, convertible securities, rights, options and warrants of the Company will be owned by the stockholders and in the numbers specified on
Schedule 2.03. Except as required in the Articles of Amendment, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Except as provided herein, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. Except as set forth in the Shareholders Agreement and the Voting Agreement, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.

         2.04.    Subsidiaries. The Company has no Subsidiaries.

         2.05. Status of Shares. The Preferred Shares and Common Shares to be issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company. When issued and paid for as provided in this Agreement, the Preferred Shares and Common Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Preferred Shares and Common Shares is not and will not be subject to preemptive or other similar contractual rights of any other stockholder of the Company. The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and have been duly reserved for issuance. When the Conversion Shares are issued such shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares will not be subject to preemptive or other similar contractual rights of any other stock-holder of the Company.

         2.06. Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the issuance of the Preferred Shares hereunder. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Preferred Shares under the registration provisions of the Securities Act and applicable state securities laws.

3.       REPRESENTATIONS AND WARRANTIES OF MDCM

         MDCM hereby represents and warrants to the Investors and the Company as follows:

         3.01. Liabilities. Schedule 3.01 sets forth all material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a consolidated balance sheet of the Company (including the notes thereto) in conformity with GAAP which will be relevant to the Company as a result of acquiring the Contributed Assets.

         3.02. Indebtedness. Schedule 3.02 sets forth all outstanding secured and unsecured Indebtedness of the Company or MDCM, or for which MDCM or the Company has commitments which will be relevant to the Company as a result of acquiring the Contributed Assets. Neither MDCM nor the Company is in default with respect to any such Indebtedness.

         3.03. Title to Assets. Upon Closing, the Company will acquire good and marketable title to all of the real and personal property identified on Exhibit A, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except those indicated on Schedule 3.03. The Company will enjoy peaceful and undisturbed possession under all leases under which it will operate as a result of acquiring the Contributed Assets, and all said leases are valid and subsisting and in full force and effect.

         3.04. Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MDCM, threatened against the Company or MDCM which questions the validity of this Agreement or any Related Agreement or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MDCM, threatened against or involving the Company or MDCM or any of the properties or assets of the Openclose Business which will be relevant to the Company as a result of acquiring the Contributed Assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against MDCM or the Company which will be relevant to the Company as a result of acquiring the Contributed Assets.

         3.05. Compliance with Law. The Openclose Business has been and is presently being conducted so as to comply with all applicable federal, state, and local governmental laws, rules, regulations and ordinances (including, without limitation, all rules and regulations pertaining to the producing, processing, underwriting, selling and servicing of residential mortgage loans, loan brokerage operations and the sale of "business opportunities"). MDCM has and will transfer with the Contributed Assets all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of the Openclose Business as now being conducted by MDCM. Except as identified on Schedule 3.05 hereto, all of MDCM's franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals relevant to the proposed operation of the Company are being contributed among the Contributed Assets and identified on Exhibit A.

         3.06.    Intentionally Omitted.

         3.07. Proprietary Rights. Schedule 3.07(i) contains a complete and accurate list of (a) all patented and registered Proprietary Rights owned by MDCM and included in the Contributed Assets, (b) all pending trademark and patent applications and applications for registration of other Proprietary Rights filed by MDCM and included in the Contributed Assets, (c) all unregistered trade names and corporate names owned by MDCM and included in the Contributed Assets and (d) all unregistered trademarks, service marks, copyrights, computer software and other Proprietary Rights owned by MDCM and included in the Contributed Assets. Schedule 3.07(ii) contains a complete and accurate list of all licenses and other rights granted by MDCM to any third party with respect to Proprietary Rights included in the Contributed Assets and a short description of the nature of such licenses and rights granted. To the best of its knowledge, MDCM has provided to the Company complete and accurate copies of the documents by which all such licenses and rights were granted.
Schedule 3.07(iii) contains a complete and accurate list of any Proprietary Rights that are not owned by MDCM but which are part of the Contributed Assets and are used by MDCM by license in the operation of the Openclose Business, together with a short description of each such Proprietary Right, license and licensor. To the best of its knowledge, MDCM has provided to the Company complete and accurate copies of all such licenses. MDCM owns or has the right to use pursuant to a valid and enforceable license described in Schedule 3.07(iii) all Proprietary Rights included in the MDCM Code and the Contributed Assets. The Contributed Assets and the MDCM Code include all Proprietary Rights used in the operation of the Openclose Business, other than the Fannie Mae License and the GHR Contract, the benefits of each of which are to be provided to the Company pursuant to the Administrative Services Agreement, and those Proprietary Rights set forth on Schedule 3.07(iv) and other Excluded Assets. MDCM has the right to grant the license to the MDCM Code, and the license to the MDCM Code shall be free and clear of all liens, encumbrances, security interests, charges, pledges, royalties, payments or other charges whatsoever. No loss or expiration of any Proprietary Right owned or used by MDCM and included in the Contributed Assets or the MDCM Code is pending or, to the best of the Company's knowledge, threatened. MDCM has taken all necessary actions to maintain and protect the Proprietary Rights which it owns or uses to the extent they are relevant to the Openclose Business. MDCM has no knowledge that the owners of any Proprietary Rights licensed to MDCM and included in the Contributed Assets have not taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. Except as set forth on Schedule 3.07(v),
(i) there are no material claims against MDCM asserting the invalidity, misuse, unenforceability or ownership of any Proprietary Rights owned or used by MDCM and included in the Contributed Assets or the MDCM Code, and to the best of MDCM's knowledge, no such claims are threatened and there are no grounds for the same, (ii) MDCM has not received a notice of nor is aware of any facts which in MDCM's reasonable judgment indicate a reasonable likelihood of any conflict with the asserted Proprietary Rights of others within the last five years and (iii) the conduct of MDCM's business has not infringed or misappropriated and does not infringe or misappropriate any Proprietary Rights of other Persons, nor do the Proprietary Rights included in the Contributed Assets infringe any Proprietary Rights of other Persons and, to the best of MDCM's knowledge, the Proprietary Rights owned by MDCM are not currently being infringed or misappropriated by other Persons to the extent they are relevant to the business to be conducted by the Company. The Company will acquire good and marketable title to all of the Proprietary Rights set forth in Schedule 3.07(i), and will acquire valid and enforceable licenses to the Proprietary Rights set forth in Schedule 3.07(iii), all free and clear of any liens or encumbrances, security interests, charges, pledges, royalties, payments or other charges, except as set forth in Schedule 3.07(vi). To the best of its knowledge, all of the Contributed Assets and the MDCM Code that are comprised of computer software are free of material defects in design and workmanship, including, without limitation, Trojan horses, worms and disabling devices and none of such computer software or the performance thereof was adversely affected in performance and/or operation by the change of centuries. The Contributed Assets include all Trade Rights utilized by or in the operation of the Openclose Business, except as set forth in Schedule 3.07(vii).

         3.08. Books and Records. The records and documents of MDCM included in the Contributed Assets accurately and completely reflect in all material respects information relating to the Openclose Business, the location and collection of the assets used in connection with such business, including, without limitation, the Contributed Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of MDCM included in the Contributed Assets, including, but not limited to, any obligations identified in Exhibit A.

         3.09. Material Agreements. Except as set forth on Schedule 3.09(a), MDCM is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or Form S-18 if the Company or any Subsidiary were registering securities under the Securities Act, or any other agreement relevant to the business to be conducted by the Company. MDCM and, to the best of MDCM's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default under any lease, agreement or contract now in effect to which MDCM is a party or by which they or their property may be bound which is relevant to the business to be conducted by the Company. Except as set forth on
Schedule 3.09(b), each of the contracts or agreements listed on Schedule 3.09(a) is in full force and effect and there exists no default, anticipated or threatened default or failure of performance or observance of any obligations or conditions contained therein, and none of the foregoing parties nor MDCM has provided any notice of default or of its intention to terminate these agree-ments. Except as identified on Schedule 3.09(c), all rights enuring to MDCM under the contracts listed on Schedule 3.09(a) are among the Contributed Assets identified in Exhibit A.

         3.10. Governmental Approvals. Except as set forth on Schedule 3.10 and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by the Company and MDCM of this Agreement, for the contribution and acceptance of the assets, or for the performance by the Company and MDCM of their respective obligations under this Agreement and each Related Agreement to which it is a party.

         3.11. Insurance. MDCM carries insurance as set forth on Schedule 3.11 covering the properties and business which constitute the Contributed Assets, which insurance is adequate and customary for the type and scope of the properties, assets and business which constitute the Contributed Assets, and which is similar to that of companies of comparable size and condition similarly situated in the same industry in which the Openclose Business operates, but in any event in amounts sufficient to prevent MDCM or the Company from becoming a co-insurer or self-insurer, with provision for reasonable deductibles. Except as set forth on Schedule 3.11, the benefits under all insurance policies carried with respect to the properties, assets and business which constitutes the Contributed Assets are among the Contributed Assets identified in Exhibit A.

         3.12. Title to Contributed Assets. MDCM is in possession of and, has good, valid and marketable title to, or has a valid leasehold interest in or valid rights under contract to use, all of the Contributed Assets. All the Contributed Assets are free and clear of all liens except for Permitted Liens.

         3.13. Organization, Standing and Power. MDCM is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         3.14. Authority; Enforceability; No Conflict. MDCM has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party, to contribute the Contributed Assets and to carry out its obligations hereunder and under each Related Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by MDCM and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate proceedings on the part of MDCM. This Agreement is, and each Related Agreement to which it is a party when executed and delivered by MDCM will be, a valid and binding obligation of MDCM, enforceable against MDCM in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.14, the execution and delivery of this Agreement and each Related Agreement to which it is a party by MDCM does not, and the consummation by MDCM of the transactions contemplated hereby and thereby will not result in or constitute: (a) a default, breach or violation of or under the articles of incorporation or the bylaws of MDCM, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which MDCM or any of its Subsidiary is a party or by which any of their respective properties or assets are bound, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which MDCM, any Subsidiary or any of their respective properties or assets are bound, (d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of MDCM or any Subsidiary under any agreement or commitment to which MDCM or any Subsidiary is a party or by which MDCM or any Subsidiary is bound or by which any of their respective properties or assets are bound, (e) the creation or imposition of any lien, charge or encumbrance on any property of MDCM or any Subsidiary under any agreement or commitment to which MDCM or any Subsidiary is a party or by which MDCM or any Subsidiary is bound or by which any of their respective properties or assets are bound except as provided herein and in the Related Agreements, or
(f) subject to Section 1 hereof, an event which would require any consent under any agreement to which MDCM or any Subsidiary is a party or by which MDCM or any Subsidiary is bound or by which any of their respective properties or assets are bound.

         3.15. Acquisition for Investment. MDCM is an "accredited investor" as defined in Regulation D under the Securities Act, and is acquiring the Common Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof, and it has no present intention or plan to effect any distribution of the Common Shares. MDCM acknowledges that it is able to bear the financial risks associated with an investment in the Common Shares and that it has been given full access to such records of the

Company and to the officers of the Company as it has deemed necessary and appropriate to conducting its due diligence investigation. The Common Shares may bear the following legends:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the laws of any state and may not be sold or transferred except in compliance with that Act and such laws.

         The securities represented by this certificate are subject to the terms and conditions of a certain Voting Agreement and a certain Shareholders Agreement, each dated as of January 27, 2000, as amended from time to time, among the Corporation and certain holders of its capital stock. Copies of such Agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation."

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each of the Investors severally but not jointly hereby represents and warrants to the Company and MDCM as follows:

         4.01. Organization and Standing. Each of the Investors is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

         4.02. Authority; Enforceability; No Conflict. Each of the Investors has all requisite corporate, partnership, limited liability company or trust power and authority to enter into this Agreement and each Related Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by each of the Investors have been duly and validly authorized by all requisite corporate, partnership, limited liability company or trust proceedings on the part of each of the Investors. This Agreement and each Related Agreement to which it is a party when executed and delivered by each of the Investors is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and each Related Agreement to which it is a party by each of the Investors does not, and consummation by such Investor of the transactions contemplated hereby will not, result in or constitute (a) a default, breach or violation of or under the organizational documents of such Investor if such Investor is a corporation or partnership, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which such Investor is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on such Investor or prevent or materially delay the consummation by such Investor of the transactions contemplated hereby, or (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on such Investor or prevent or materially delay the consummation by such Investor of the transactions contemplated hereby.

         4.03. Acquisition for Investment. Each of the Investors is an "accredited investor" as defined in Regulation D under the Securities Act, and is acquiring the Preferred Shares solely for its own account, or on behalf of an affiliated "accredited investor", for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof, and it has no present intention or plan to effect any distribution of the Preferred Shares. Each of the Investors acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary and appropriate to conducting its due diligence investigation. The Preferred Shares may bear a legend to the following effect:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the laws of any state and may not be sold or transferred except in compliance with that Act and such laws.

         The securities represented by this certificate are subject to the terms and conditions of a certain Voting Agreement and a certain Shareholders Agreement, each dated as of January 27, 2000, as amended from time to time, among the Corporation and certain holders of its capital stock. Copies of such Agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation."

5.       COVENANTS OF MDCM

         5.01. Other Agreements. MDCM shall execute the following agreements:

                  (a)      Administrative Services Agreement;

                  (b)      Service Mark Agreement;

                  (c)      Bill of Sale;

                  (d)      Assignment and Assumption Agreement;

                  (e)      Web Hosting Agreement;

                  (f)      License Agreement; and

                  (g)      Sublease.

         5.02. Use of Openclose Code. MDCM's sole right to use its co-ownership interest in the Openclose Code shall be limited to the fulfillment of its obligations under the Administrative Services Agreement. Except as set forth in this Agreement or as agreed otherwise by the parties in writing, MDCM shall have no other right to use the Openclose Code. Except as provided in Section 5.03 hereof, MDCM shall not rent, sell, assign, lease, sublicense, or otherwise transfer or encumber the Openclose Code. The Company shall not be obligated to account to or pay MDCM for any profits, proceeds or other revenue derived from the Openclose Code.

         5.03. Transfer of MDCM's Interest in the Openclose Code. Upon written request of the Company, MDCM shall transfer its co-ownership interest in the Openclose Code to the Company, such that the Company shall become the sole and exclusive owner of all right, title, and interest in the Openclose Code. On receipt of such request, MDCM shall promptly transfer, grant, convey, assign, and relinquish to the Company all of its remaining interest in and to the Openclose Code, and all copyrights, trade secrets, inventions, proprietary rights, and intellectual property contained therein. MDCM agrees that it will not be entitled to any additional compensation for the foregoing assistance, but the Company shall reimburse MDCM for actual expenses incurred in rendering such assistance.

         5.04. Further Assurance. From time to time, at the Company's written request and without further consideration, MDCM will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Company good, valid and marketable title to the business and assets being transferred hereunder including, without limitation, executing such documents as may be necessary to enable the Company to reflect the transfers contemplated hereby in any government office. MDCM agrees that it will not be entitled to any additional compensation for the foregoing assistance, but the Company shall reimburse MDCM for actual expenses incurred in rendering such assistance.

6.       COVENANTS OF THE COMPANY.

         6.01. Other Agreements. The Company shall execute the following agreements:

                  (a)      Administrative Services Agreement;

                  (b)      Web Hosting Agreement;

                  (c)      License Agreement;

                  (d)      Sublease; and

                  (e)      Assignment and Assumption Agreement.

7.       CONDITIONS PRECEDENT

         7.01. Conditions Precedent to the Investors' Obligations. The obligations of the Investors to this Agreement to effect the transactions contemplated hereunder shall be subject to satisfaction of the following conditions precedent:

                  (a) Representations and Warranties True. The representations and warranties of the Company and MDCM contained herein shall be true and correct.

                  (b) Compliance with this Agreement and Related Agreements. The Company and MDCM shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement or any Related Agreement to be performed, satisfied or complied with by such party at or prior to the Closing.

                  (c) Chief Executive Officer's Certificate from the Company. The Investors shall have received certificates of an officer of the Company, dated the Closing Date, (a) attesting to all corporate action taken by the Company including the resolutions of the Board of Directors authorizing (i) the approval of the Articles of Amendment,
         (ii) the approval of an amendment to the Articles of Incorporation to authorize Preferred Stock and designate the rights, preferences and limitations of 3,000,000 shares of Series A Preferred Stock and designate shares of Nonvoting and Voting Common Stock, (iii) the execution, delivery and performance by the Company of this Agreement and each Related Agreement to which it is a party, (iv) the issuance of the Preferred Shares and the Common Shares, and (v) the execution, delivery and performance by the Company of all other agreements or matters contemplated hereby or executed in connection herewith, (b) certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Related Agreements to which it is a party, the certificates for the Preferred Shares and the Common Shares and the other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers and (c) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date.

                  (d) Secretary's Certificate from MDCM. The Investors shall have received certificates of the Secretary or an Assistant Secretary of MDCM, dated the Closing Date, (a) attesting to all corporate action taken by MDCM including the resolutions of the Board of Directors authorizing (i) the execution, delivery and performance by MDCM of this Agreement and each Related Agreement to which it is a party and
         (ii) the execution, delivery and performance by MDCM of all other agreements or matters contemplated hereby or executed in connection herewith, (b) certifying the names and true signatures of the officers of MDCM authorized to sign this Agreement and the Related Agreements to which it is a party and the other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers and (c) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date.

                  (e) Officer's Certificate from the Company. The Investors shall have received a certificate of the President and Treasurer of the Company, dated the Closing Date, which shall certify that the representations and warranties of the Company contained herein are true and correct as of the Closing Date and that all conditions required to be performed prior to or at the Closing have been performed as of the Effective Time.

                  (f) Officer's Certificate from MDCM. The Investors shall have received a certificate of the President and Treasurer of MDCM, dated the Closing Date, which shall certify that the representations and warranties of MDCM contained herein are true and correct as of the Closing Date and that all conditions required to be performed prior to or at the Closing have been performed as of the Effective Time.

                  (g) Consents, Licenses, Approvals, etc. Subject to Section 1, the Investors shall have received certified true copies of all consents, licenses and approvals required or advisable in connection with the execution, delivery, performance, validity and enforceability of this Agreement, and each Related Agreement, and such consents, licenses and approvals shall be in full force and effect and be reasonably satisfactory in form and substance to the Investors.

                  (h) Good Standing Certificates. The Investors shall have received a certificate of the appropriate public official in the jurisdiction of incorporation of each of the Company, its Subsidiaries and MDCM as to the due incorporation and good standing of such entity, together with certified copies of all charter documents of such entity.

                  (i) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced and no investigation by any governmental authority shall have been threatened against the Company, any Subsidiary, MDCM, or any of their respective officers or directors seeking to restrain, prevent or change the transactions contemplated by this Agreement, and each Related Agreement, or seeking damages in connection with such transactions.

                  (j) Articles of Amendment. The Articles of Amendment creating the Series A Preferred Stock of the Company, setting forth, without limitation, the designations, preferences, powers, qualifications, special or relative rights and privileges of the Series A Preferred Stock (the "Articles of Amend-ment"), in form and substance reasonably satisfactory to the Investors, shall have been filed with the Secretary of State of Florida.

                  (k) Legal Opinion. The Investors shall have received a legal opinion from Foley & Lardner, outside counsel to MDCM, the Company and the Subsidiaries, dated the Closing Date and in form and substance reasonably satisfactory to the Investors.

                  (l) Management Rights Agreements. The Company and TCV IV, L.P. shall have entered into a Management Rights Agreement, in form and substance reasonably satisfactory to TCV IV, L.P. The Company and Canaan Equity II L.P. (QP) shall have entered into a Management Rights Agreement, in form and substance reasonably satisfactory to Canaan Equity II L.P. (QP).

                  (m) Indemnification Agreement. The Company and each Series A Director shall have entered into an Indemnification Agreement (the "Directors' Indemnification Agreement"), in form and substance reasonably satisfactory to the Investors.

                  (n) Shareholders Agreement. Each of the Investors, MDCM and the Company shall have entered into a Shareholders Agreement (as amended from time to time, the "Shareholders Agreement"), in form and substance reasonably satisfactory to the Investors.

                  (o) Voting Agreement. Each of the Investors, MDCM and the Company shall have entered into a Voting Agreement (as amended from time to time, the "Voting Agreement"), in form and substance reasonably satisfactory to the Investors.

                  (p) Assignment and Assumption Agreement. MDCM and the Company shall have entered into an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), in form and substance reasonably satisfactory to the Investors.

                  (q) Bill of Sale. MDCM shall have executed a Bill of Sale (the "Bill of Sale").

                  (r) Other Related Agreements. MDCM and the Company shall have executed and delivered, to the extent it is a party thereto, an Administrative Services Agreement (the "Administrative Services Agreement"), a Service Mark Agreement (the "Service Mark Agreement"), a Web Hosting Agreement (the "Web Hosting Agreement"), a License Agreement (the "License Agreement") and a Sublease for Office Space (the "Sublease"), all in form and substance reasonably satisfactory to the Investors.

                  (s) Expenses. All fees and disbursements required to be paid pursuant to Section 15.04 hereof shall have been paid in full.

                  (t) Other Investors. No Investor shall have failed to execute and deliver this Agreement or to accept delivery of or make payment for the Preferred Shares to be purchased by it on the Closing Date.

                  (u) Board of Directors. The members of the Board of Directors immediately following the Funding shall consist of not more than seven members, who initially shall be Seth Werner, David Larson, John Hogan, George Naddaff, Stephen Green, Michael Lee and C. Toms Newby III. The Board of Directors shall establish an Executive Committee, an Executive Compensation Committee and an Audit Committee. The Executive Committee and the Executive Compensation Committee each shall consist of not more than three (3) members, two of whom shall be Series A Directors. The Audit Committee shall consist of no more than three (3) members.

                  (v) Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Shares and all documents and papers relating thereto shall be satisfactory in form and substance to the Investors. Each Investor shall have received copies of such documents and papers as such Investor may reasonably request in connection with this Agreement and the Related Agreements.

                  (w) Security Interest Filings. All UCC financing statements and other filings necessary to perfect the Company's security interest in the Openclose Code shall have been filed in the appropriate jurisdictional offices.

         7.02. Conditions Precedent to the Company's Obligations. The obligations of the Company to effect the transactions contemplated hereunder shall be subject to satisfaction of the following conditions precedent:

                  (a) Execution by MDCM of the following:

                      (i)      the Administrative Services Agreement;

                      (ii)     the Service Mark Agreement;

                      (iii)    the Bill of Sale;

                      (iv)     the Assignment and Assumption Agreement;

                      (v)      the Web Hosting Agreement;

                      (vi)     the License Agreement; and

                      (vii)    the Sublease.

                  (b) The representations and warranties of MDCM and the Investors contained herein shall be true and correct.

                  (c) Each of the obligations hereunder of each of MDCM and the Investors shall have been duly performed on or before the Effective Time.

         7.03. Conditions Precedent to MDCM's Obligations. The obligations of MDCM to effect the transactions contemplated hereunder shall be subject to satisfaction of the following conditions precedent:

                  (a) Execution by the Company of the following:

                      (i)      the Administrative Services Agreement;

                      (ii)     the Web Hosting Agreement;

                      (iii)    the License Agreement;

                      (iv)     the Sublease; and

                      (v)      Assignment and Assumption Agreement.

                  (b) The representations and warranties of the Company and the Investors contained herein shall be true and correct.

                  (c) Each of the obligations hereunder of each of the Company and the Investors shall have been duly performed on or before the Effective Time.

8.       ADDITIONAL AFFIRMATIVE COVENANTS OF THE COMPANY

         The Company covenants and agrees that on and after the Closing Date and until the consummation of a Qualified Public Offering it will:

         8.01. Inspection Rights. Permit during normal business hours, upon reasonable request and reasonable notice, MDCM and each Investor or any employees, agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, Key Employees, attorneys or independent accountants.

         8.02. Budgets Approval. At least thirty (30) days prior to the commencement of each fiscal year, prepare and submit to, and obtain in respect thereof the approval of the majority of the members of the Board of Directors, a business plan and monthly operating budget in detail for each fiscal year, monthly operating expenses and profit and loss projections and cash flow projections and a capital expenditure budget for the fiscal year.

         8.03. Financings. Promptly, fully and in detail, inform all of the members of the Board of Directors of any discussions, offers or contracts relating to possible financings of any material nature for the Company or any Subsidiary, whether initiated by the Company, any Subsidiary or any other Person.

         8.04. Meetings of Directors. Hold meetings of the Board of Directors not less than on a quarterly basis.

         8.05. Bylaws; Meetings and Indemnification. Use its best efforts to at all times cause its Bylaws to provide that (a) any Series A Director shall have the right to call a meeting of the Board of Directors, (b) any holder or holders of at least 10% of the outstanding shares of Series A Preferred Stock shall have the right to call a meeting of stockholders, and (c) a quorum for any special meeting of the Board of Directors or any committee thereof of which a Series A Director is a member shall require the attendance of at least one Series A Director unless the Series A Directors have received at least 5 days prior written notice of such special meeting. The Company shall at all times maintain provisions in the Bylaws or the Articles of Incorporation indemnifying all officers and directors against liability to the maximum extent permitted under the laws of the state of its incorporation.

         8.06. Corporate Existence. Maintain, and cause each of its Subsidiaries, to maintain their respective corporate existence, Proprietary Rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice.

         8.07. Properties, Business, Insurance. Maintain, and cause each of its Subsidiaries, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry.

         8.08. Expenses of Directors. Promptly reimburse in full each director of the Company who is not an officer or employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

         8.09. Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a material adverse effect on its business, assets, operations or condition, financial or otherwise.

         8.10. Noncompetition Agreements. Enter into, and cause each Subsidiary to enter into, noncompetition, nondisclosure and proprietary information agreements with each executive officer, Key Employee, consultant and any other employee of the Company or any Subsidiary as may be requested by any of the Investors, subsequent to the Closing Date, the format and content of which shall be approved by the Board of Directors.

         8.11. Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

         8.12. Rule 144A Information. At all times during which the Company is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, promptly as practicable (in any event not later than twenty (20) days after initial request) in written form, upon the written request of any Investor or a prospective buyer of Shares from any Investor, furnish all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("Rule 144A Information"). The Company further covenants, upon written request, as promptly as practicable (in any event not later than twenty (20) days after initial request) to cooperate with and assist any Investor or any member of the NASD system for Private Offerings Resales and Trading through Automated Linkage ("PORTAL") in applying to designate and thereafter maintain the eligibility of the Shares for trading through PORTAL. The Company's obligations under this
Section 8.12 shall at all times be contingent upon the relevant Investor's obtaining from a prospective Investor an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such Investor in evaluating the purchase of the Shares.

         8.13. Reporting Requirements.  Furnish the following to each Investor:

               (a) Monthly Reports : as soon as available and in any event within 30 days after the end of each fiscal month of the Company, consolidated and consolidating balance sheets of the Company and the Subsidiaries as of the end of such period and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and the Subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, including comparisons to the budget or business plan and an analysis of the variances from the budget or business plan, prepared in accordance with GAAP consistently applied;

               (b) Annual Reports : as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and the Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and the Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and the Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and an independent public accountant of recognized national standing approved by the Board of Directors;

               (c) Reports and Other Information : within 10 days after receipt, publication, commencement or occurrence, copies of all consulting reports, management reports, notices of all material actions, filings made with the Commission, such information as the Company or any Subsidiary shall make available to any of its stockholders, and such other information as any Investor shall reasonably request;

               (d) Officer's Certificate : as soon as possible and in any event within 30 days after the end of a fiscal quarter, a certificate executed by a duly authorized officer of the Company representing as to the compliance of the Company with the provisions of Section 5 and Section 6;

               (e) Accountants' Letters : within 10 days after receipt, copies of all accountants' letters, reviews and reports to management;

               (f) Budgets and Operating Plan : as soon as available and in any event at least 30 days before the beginning of each fiscal year of the Company, a business plan and monthly operating budgets for the forthcoming fiscal year;

               (g) Notice of Adverse Changes : promptly after the occurrence thereof and in any event within 10 days after each occurrence, notice of any default under any material agreement; or any material litigation, proceedings, suits or investigations affecting the Company or any Subsidiary; or any material adverse change in the business, assets, operations or condition of the Company or any Subsidiary;

               (h) SEC Filings : within 10 days of occurrence, copies of all filings made with the Commission; and

               (i) Business Information : informational reports and other data useful in the understanding and management of the Company's or any Subsidiary's business supplied to the Chief Executive Officer of the Company or such Subsidiary in the ordinary course of business.

9.       NEGATIVE COVENANTS OF THE COMPANY

         The Company covenants and agrees that on and after the Closing Date and until the consummation of a Qualified Public Offering it will not:

         9.01. Dealings with Affiliates. Enter into, or permit any Subsidiary to enter into, any material transaction, including, without limitation, any loan or extension of credit, release of guarantee, management contract or royalty agreement, deferred or contingent compensation agreement, consulting or other agreement with any Affiliate.

         9.02. Compensation to Officers. Amend, modify or waive, or permit any Subsidiary to amend, modify or waive, in any material respect any employment, benefit or compensation arrangement with any Key Employee, or pay to any Key Employee, senior manager or officer compensation (including salary and bonus) in excess of that approved by the Executive Compensation Committee of the Board of Directors.

         9.03. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any material portion of its now owned or hereafter acquired property (including, without limitation, shares of stock and indebtedness, receivables and leasehold interests), except (a) for the sale or other disposition of property no longer used or useful in the conduct of its business and (b) that the Company or any Subsidiary may sell, lease, assign, or otherwise transfer its property to the Company or any wholly-owned Subsidiary.

         9.04. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so, except that the Company or any Subsidiary may merge into or consolidate with or transfer assets to the Company or any wholly-owned Subsidiary.

         9.05. Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to a wholly-owned Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares or rights to acquire any of its capital stock or the capital stock of any Subsidiary, except to the Company or a wholly-owned Subsidiary; provided, however, that the Company may liquidate, merge or consolidate any Subsidiary into or with itself, provided that the Company is the surviving entity, or into or with a wholly-owned Subsidiary, or the Company may sell all or a portion of any Subsidiary to a wholly-owned Subsidiary.

         9.06. Conduct of Business. Engage, or permit any Subsidiary to engage, in any business other than the business engaged in or proposed to be engaged in by the Company or any Subsidiary on the date hereof and any businesses or activities substantially similar or related thereto.

         9.07. Investments in Other Corporations or Entities. Make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any other corporation or entity which will not be operated as a wholly-owned Subsidiary, except:

                  (a) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America or any state or public subdivision thereof;

                  (b) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a fiscally sound and reputable bank organized in the United States having capital, surplus and undivided profits of at least $500,000,000;

                  (c) investments by the Company or a Subsidiary in the highest-rated commercial paper;

                  (d) investments by the Company or a Subsidiary in "Money Market" fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (a), (b) or (c) of this Section 9.07;

                  (e) loans or advances from a Subsidiary to the Company or from the Company to a wholly-owned Subsidiary;

                  (f) mortgage loans originated by the Company or a Subsidiary in the ordinary cause of business;

                  (g) advances or investments in the ordinary course of business to or in Controlled Business Arrangements or members thereof which do not exceed $50,000; or

                  (h) investments by the Company or any Subsidiary in such financial instruments and with such financial advisors, as may be approved from time to time by the Board of Directors.

         9.08. Transfers of Proprietary Rights. Transfer, sell, dispose of, assign, lease, license or donate, or permit any Subsidiary to transfer, sell, dispose of, assign, lease or donate, any ownership or other interest in, or material rights relating to, any of its Proprietary Rights to any person or entity other than the Company or a wholly-owned Subsidiary except for the licensing of software to customers in the ordinary course of business.

         9.09. Amendments. Amend or waive any provision of the Articles of Incorporation, the Bylaws, or any other agreement providing preemptive, conversion, redemption, registration or other rights relating to, or options, warrants or other rights to purchase, any shares of the Company's capital stock in any way that would adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the Series A Holders.

         9.10. Other Agreements. Enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Related Agreement.

         9.11. Registration Rights Agreements. Enter into an agreement with any Person which grants rights to register their securities in any Registration ("Registration Rights") to such Person unless such agreement expressly subordinates the right of such Person to include securities held by them in any such Registration to the priority of the Investors to include the securities held by them in such Registration as set forth in Section 10.01(e) and Section 10.02(b).

10.      REGISTRATION RIGHTS

         The Investors, MDCM and the permitted transferees of MDCM's Voting Common Stock, shall have the right to register their Registrable Securities in accordance with the following provisions:

         10.01.   Demand Registrations.

                  (a) At any time and from time to time commencing on the earlier of (i) the fifth anniversary of the Closing Date, and (ii) the date which is six months after the Initial Public Offering, upon the written request of the Holders of at least 30% of the Registrable Securities (the "Initiating Holders") that the Company effect the Registration under the Securities Act (such a written request being hereinafter referred to as a "Demand Registration") of any of the Registrable Securities, the Company will promptly give written notice to all other Holders of Registrable Securities that a Demand Registration has been received. For a period of 20 days following delivery of such notice, the other Holders of Registrable Securities may request that the Company also register their Registrable Securities and after the expiration of such 20 day period, the Company shall notify all Holders of Registrable Securities of the number of Registrable Securities to be registered. Thereupon, the Company will use its reasonable best efforts to cause the prompt Registration under the Securities Act, subject to the provisions of this Section 10, of all Registrable Securities which the Holders thereof have requested the Company to register, and in connection therewith, prepare and file on such appropriate form as the Company, in its reasonable discretion, shall determine, a Registration Statement under the Securities Act to effect such Registration.

                  With respect to any Registration Statement filed, or to be filed, pursuant to this Section 10.01(a) or Section 10.03 below, if the Company shall furnish to the Holders of Registrable Securities a certified resolution of the Board of Directors stating that in the Board of Directors' good faith judgment it would (because of the existence of, or in anticipation of, any acquisition or financing, merger, sale of assets, recapitalization or other similar corporate activity, or the unavailability for reasons beyond the Company's control of any required audited financial statements, or any other event or condition of similar significance to the Company) be materially disadvantageous (a "Disadvantageous Condition") to the Company or its stockholders for such a Registration Statement to be maintained Effective, or to be filed and become Effective, and setting forth the general reasons for such judgment, the Company shall be entitled to cause such Registration Statement to be withdrawn and the effectiveness of such Registration Statement terminated, or, in the event no Registration Statement has yet been filed, shall be entitled not to file any such Registration Statement, until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to all Holders of Registrable Securities); provided that the Company shall be entitled to withdraw or delay the filing of a Registration Statement in connection with a Disadvantageous Condition for a period of not more than 90 days and only once during any twelve month period. Upon receipt of any such notice of a Disadvantageous Condition, such Holders of Registrable Securities will forthwith discontinue use of the disclosure document contained in such Registration Statement and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the disclosure document then covering such Registrable Securities current at the time of receipt of such notice, and, in the event no Registration Statement has yet been filed, all drafts of the disclosure document covering such Registrable Securities. In the event that the Company shall give any notice of a Disadvantageous Condition, the Company shall at such time as it in good faith deems appropriate file a new Registration Statement covering the Registrable Securities that were covered by such withdrawn Registration Statement, and shall use its reasonable best efforts to file such new Registration Statement within 90 days of receipt of the resolution by the Holders of Registrable Securities, and such Registration Statement shall be maintained Effective for such time as may be necessary so that the period of effectiveness of such new Registration Statement, when aggregated with the period during which such initial Registration Statement was Effective, shall be such time as may be otherwise required by Section 10.01(c).

                  The Holders of at least 66% of the Registrable Securities requested to be registered may, at any time prior to the Effective Date of the Registration Statement relating to such Registration, revoke such request, without liability to any of the other Holders of Registrable Securities, by providing a written notice to the Company revoking such request.

                  (b) Number of Registrations; Expenses. The Company shall not be obligated to effect more than three Registrations of Registrable Securities pursuant to requests from the Holders of Registrable Securities under this
Section 10.01 during the term of this Agreement. The Company shall pay all Registration Expenses in connection with the three Registrations which the Holders of Registrable Securities are entitled to request pursuant to this
Section 10.01. However, each Holder of Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to this
Section 10.01. Notwithstanding any other provisions contained in this Section 10.01, the Company shall not be required to register any Registrable Securities pursuant to an Effective Registration Statement in connection with a request for such Registration made in accordance with this Section 10.01 if any previous Registration Statement became Effective less than 180 days prior to such request.

                  (c) Effective Registration Statement. A Registration requested pursuant to this Section 10.01 shall not be deemed to have been effected unless the Registration Statement relating thereto (i) has become Effective under the Securities Act and all of the Registrable Securities of the Holders thereof included in such Registration have actually been sold thereunder, and (ii) has remained Effective for a period of at least 180 days (or such shorter period in which all Registrable Securities included in such Registration have actually been sold thereunder); provided, however, that if any Effective Registration Statement requested pursuant to this Section 10.01 is discontinued in connection with a Disadvantageous Condition, such Registration Statement shall not be included as one of the Registrations which may be requested pursuant to this
Section 10.01; provided further, that if after any Registration Statement requested pursuant to this Section 10.01 becomes Effective (x) such Registration Statement is subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court solely due to the actions or omissions to act of the Company or (y) less than 100% of all of the Registrable Securities included in such Registration have been sold thereunder, such Registration Statement shall not be included as one of the Registrations which such Holders of Registrable Securities are entitled to request pursuant to Section 10.01(b).

                  (d) Selection of Underwriters. If any requested Registration pursuant to this Section 10.01 is in the form of an underwritten offering, the Company shall have the right to select the investment banker and manager or co-managers that will administer the offering, subject to the approval of the Holders holding a majority of the Registrable Securities in respect of which Registration has been requested.

                  (e) Priority in Requested Registrations. If a requested Registration pursuant to this Section 10.01 involves an underwritten offering and the managing underwriter shall advise the Company that, in its view, the number of equity securities requested to be included in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, the Company will include in such Registration (i) first, Registrable Securities proposed to be registered by Holders thereof, pro rata based on the number of securities proposed to be registered by each such Holder and (ii) second, securities that the Company proposes to issue and sell for its own account and all other securities proposed to be registered by the holders thereof, pro rata based on the number of securities proposed to be registered by each such Person; provided, however, that if in any such underwritten offering the Company includes in such Registration Statement less than 100% of the Registrable Securities requested to be included therein by any Holder thereof, then such Registration Statement shall not be included as one of the Registrations which the Holders of Registrable Securities are entitled to request pursuant to Section 10.01(b).

         10.02.   Incidental Registration.

                  (a) If the Company at any time proposes to register any of its equity securities under the Securities Act (other than a Registration (i) relating to shares of Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (ii) in connection with an acquisition by the Company of another company, or (iii) pursuant to Section 10.01) in a manner which would permit Registration of Registrable Securities for sale to the public under the Securities Act, it shall each such time, subject to the provisions of Section 10.02(b), give prompt written notice to all Holders of record of Registrable Securities of its intention to do so and of such Holders' rights under this
Section 10.02, at least 20 days prior to the anticipated filing date of the Registration Statement relating to such Registration. Such notice shall offer all such Holders the opportunity to include in such Registration Statement such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 10 days after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the Registration under the Securities Act of all

Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, that (x) if such Registration involves an under-written offering, all Holders of Registrable Securities requesting to be included in the Company's Registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company; and (y) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 10.02(a) and prior to the Effective Date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all Holders of Registrable Securities and shall thereupon be relieved of its obligation to register any Registrable Securities in connection with such Registration (without prejudice, however, to rights of the Holders of Registrable Securities under Section 10.01). If a Registration pursuant to this Section 10.02(a) involves an underwritten public offering, any Holder of Registrable Securities requesting to be included in such Registration may elect, in writing prior to the Effective Date of the Registration Statement filed in connection with such Registration, not to register such Registrable Securities in connection with such Registration. No Registration effected under this Section 10.02 shall relieve the Company of its obligations to effect Registrations upon request under Section 10.01 or Section 10.03. The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 10.02. However, each Holder of Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a Registration Statement effected pursuant to this
Section 10.02.

                  (b) Priority in Incidental Registrations. If a Registration pursuant to this Section 10.02 involves an underwritten offering and the managing underwriter advises the Company that, in its good faith view, the number of equity securities (including all Registrable Securities) which the Company, the Holders of Registrable Securities and any other persons intend to include in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold, the Company will include in such Registration (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, Registrable Securities proposed to be registered by the Holders thereof, pro rata based on the number of securities proposed to be registered by each such Person and (iii) third, all other securities proposed to be registered by the holders thereof, pro rata based on the number of securities proposed to be registered by each such Person.

         10.03. Registrations on Form S-3. In addition to the rights provided the Holders of Registrable Securities in Section 10.01 and Section 10.02, if the registration of Registrable Securities under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), then upon the written request of the Initiating Holders, the Company will so notify each Holder of Registrable Securities, including each Holder who has a right to acquire Registrable Securities, and then will, as expeditiously as possible, use its reasonable best efforts to effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Securities as the Holder or Holders shall specify; provided, however, the Company shall not be required to effect a registration pursuant to this Section 10.03 unless the market value of the Registrable Securities to be sold in any such Registration shall be estimated to be at least $5,000,000 at the time of filing such Registration Statement; and further provided that the Company shall not be required to effect more than one Registration under this Section 10.03 during any twelve (12) month period. The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 10.03. However, each Holder of Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a Registration Statement effected pursuant to this Section 10.03.

         10.04.   Holdback Agreements.

                  (a) If any Registration of Registrable Securities shall be in connection with an underwritten public offering, each Holder of Registrable Securities agrees not to effect any sale or distribution, including any private placement or any sale pursuant to Rule 144 or any successor provision, under the Securities Act, of any Registrable Securities, and not to effect any such sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the seven days prior to, and during the 90 day period which begins on the Effective Date of such Registration Statement (except as part of such Registration) provided that (i) each Holder of Registrable Securities has received written notice of such Registration at least two Business Days prior to the anticipated beginning of the seven day period referred to above; (ii) all directors and officers of the Company and 1% stockholders agree to the same lockup; (iii) such agreement shall provide that any discretionary waiver or termination of the restrictions of such agreements by the Company or representatives of the underwriters shall apply to all persons subject to such agreements pro rata based on the number of shares subject to such agreements;
(iv) such agreement shall apply only in connection with the Initial Public Offering; and (v) such agreement shall not apply to shares of Common Stock purchased by a Holder in or after the Initial Public Offering.

                  (b) If any Registration of Registrable Securities shall be in connection with an underwritten public offering, the Company agrees (i) not to effect any sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities in connection with any merger or consolidation by the Company or any Affiliate or the acquisition by the Company or an Affiliate of the Company of the capital stock or substantially all the assets of any other Person or in connection with an employee stock ownership or other benefit plan) during the seven days prior to, and during the 90 day period which begins on, the Effective Date of such Registration Statement (except as part of such Registration) and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which the Holders of such securities agree not to effect any sale or distribution of any such securities during the period referred to in the foregoing clause (i), including any sale pursuant to Rule 144, or any successor provision, under the Securities Act (except as part of such Registration, if permitted).

         10.05. Registration Procedures. In connection with any offering of Registrable Securities registered pursuant to this Section 10, the Company shall:

                  (a) Prepare and file with the Commission within 90 days after receipt of a request for Registration, a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become and remain Effective as provided herein, provided that before filing with the Commission a Registration Statement or disclosure document constituting part of a Registration Statement or any amendments or supplements thereto, the Company will (x) furnish to one counsel selected by the Holders of a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed for said counsel's review and comment and (y) notify each Holder of Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (b) Prepare and file with the Commission such amendments and supplements to such Registration Statement and any disclosure document constituting part of such Registration Statement used in connection therewith as may be necessary to keep Effective such Registration Statement for a period of not less than nine months (or one year in the case of a Registration pursuant to Section 10.03) or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period, if applicable, referred to in Section 4(3) of the Securities Act and Rule 174 under the Securities Act, or any successor thereto, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement.

                  (c) Furnish to each Holder and each underwriter, if any, of Registrable Securities covered by such Registration Statement such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the disclosure document included in such Registration Statement (including each preliminary disclosure document), in conformity with the requirements of the Securities Act, and such other documents as any Holder of Registrable Securities may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

                  (d) Use its best efforts to register or qualify such Registrable Securities under such other state securities or "blue sky" laws of such jurisdictions as any Holder, and underwriter, if any, of Registrable Securities covered by such Registration Statement reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.05(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

                  (e) Use its best efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities.

                  (f) Immediately notify each Holder of such Registrable Securities at any time when a disclosure document relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company's attention if as a result of such event the disclosure document included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and furnish to such Holder a supplement or amendment to such disclosure document so that, as thereafter delivered to the offerees of such Registrable Securities, such disclosure document will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (g) Use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange (including NASDAQ) and on each securities exchange on which similar securities issued by the Company may then be listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the Effective Date of such Registration Statement.

                  (h) Enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Holders of at least 30% of the Registrable Securities being covered by such Registration Statement or the underwriters retained by such Holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary representations, warranties, indemnities and agreements.

                  (i) Make available for inspection by any Holder of Registrable Securities covered by such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, "Records"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its Affiliates' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such Registration Statement.

                  (j) Use its reasonable best efforts to obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Holders of a majority in interest of the Registrable Securities being sold reasonably request.

                  (k) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to the Holders of Registrable Securities, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months, beginning with the first month after the Effective Date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

                  It shall be a condition precedent to the obligation of the Company to take any action with respect to securities of a Holder of Registrable Securities that such Holder shall furnish to the Company such information regarding the securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

                  Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 10.05(f), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended disclosure document contemplated by Section 10.05(f) and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder's possession, of the disclosure document covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 10.05(b) shall be extended by the greater of (x) three months or (y) the number of days during the period from and including the date of the giving of such notice pursuant to Section 10.05(f) to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended disclosure document contemplated by Section 10.05(f).

         10.06.   Indemnification.

                  (a) Indemnification by the Company. In the event of any Registration of any securities of the Company under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless, to the full extent permitted by law, each of the Holders of any Registrable Securities covered by such Registration Statement, their respective directors and officers, general partners, limited partners and managing directors, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with any such Holder or any such underwriter within the meaning of the Securities Act (and directors, officers, controlling persons, partners and managing directors of any of the foregoing), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company's consent, which consent will not be unreasonably withheld) to which such Holder, any such director, officer, general or limited partner, managing director, any such underwriter or controlling person may become subject under the Securities Act, state securities or "blue sky" laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the Effective Date thereof, in any Registration Statement under which such securities were registered under the Securities Act, any preliminary, final or summary disclosure document contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state in such Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such Registration. The Company shall reimburse each such Holder and each such director, officer, general partner, limited partner, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding, provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary disclosure document in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder in its capacity as a Holder of Registrable Securities in the Company or any such director, officer, general or limited partner, managing director or underwriter specifically stating that it is for use in the preparation thereof; and, provided further, that the Company shall not be liable to any Holder of Registrable Securities, any person who participates as an underwriter in the offering or sale of Registrable Securities, if any, or any other person, if any, who controls such underwriter within the meaning of the Securities Act, pursuant to this Section with respect to any preliminary disclosure document or the final disclosure document or the final disclosure document as amended or supplemented as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling person results from the fact that such underwriter sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final disclosure document or of the final disclosure document as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter and such final disclosure document, as then amended or supplemented, had corrected any such misstatement or omission. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, general partner, limited partner, managing director, underwriter or controlling person and shall survive the transfer of such securities by such Holder.

                  (b) Indemnification by the Holders of Registrable Securities and Underwriters. The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with the provisions hereof, that the Company shall have received an undertaking reasonably satisfactory to it from the Holders of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) above) the Company and its directors, officers, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary disclosure document contained therein, or any amendment or supplement, if such untrue statement or untrue alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives through an instrument duly executed by or on behalf of such Holder or underwriter specifically stating that it is for use in the preparation of such Registration Statement, preliminary, final or summary disclosure document or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders of Registrable Securities, underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling persons and shall survive the transfer of such securities by such Holder, provided, however, that no such Holder shall be liable in the aggregate for any amounts exceeding the product of the sale price per Registrable Security and the number of Registrable Securities being sold pursuant to such Registration Statement or disclosure document by such Holder.

                  (c) Notices of Claims, etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 10.06, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the indemnifying party of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels as may be reasonably necessary. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

                  (d) Other Indemnification. Indemnification similar to that specified in the preceding subsections of this Section 10.06 (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities with respect to any required Registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

                  (e) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable although applicable in accordance with its terms, the Company, the Holders of Registrable Securities and the underwriters shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, the Holders of Registrable Securities and the underwriters, in such proportions that the underwriters are responsible for that portion represented by the percentage that the underwriting discount appearing in the disclosure document bears to the initial public offering price appearing therein and the Company and the Holders of Registrable

Securities are responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. As between the Company and the Holders of Registrable Securities, such parties shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect (x) the relative benefits received by the Company, on the one hand, and the Holders of the Registrable Securities included in the offering on the other hand, from the offering of the Registrable Securities and any other securities included in such offering, and (y) the relative fault of the Company, on the one hand, and the Holders of the Registrable Securities included in the offering, on the other, with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Holders of the Registrable Securities on the other, with respect to such offering shall be deemed to be in the same proportion as the sum of the total purchase price paid to the Company in respect of the Registrable Securities plus the total net proceeds from the offering of any other securities included in such offering (before deducting expenses) received by the Company bears to the amount by which the total net proceeds from the offering of Registrable Securities (before deducting expenses) received by the Holders of the Registrable Securities with respect to such offering exceeds the purchase price paid to the Company in respect of the Registrable Securities, and in each case the net proceeds received from such offering shall be determined as set forth in the disclosure document. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders of the Registrable Securities, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders of the Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the Holders of Registrable Securities agree that any contribution required to be made by any Holder pursuant to this Section 10.06(e) shall not exceed the net proceeds from the offering of Registrable Securities (before deducting expenses) received by such Holder with respect to such offering. For purposes of this Section, each Person, if any, who controls a Holder of Registrable Securities or an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Holder or underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

         10.07. Rule 144. At all times after a public offering of any of the Company's securities, the Company agrees that it will file in a timely manner all reports required to be filed by it pursuant to the Exchange Act, and, if at any time the Company is not required to file such reports, it will make available to the public, to the extent required to permit the sale of Shares by any Holder of Registrable Securities pursuant to Rule 144 under the Securities Act, current information about itself and its activities as contemplated by Rule 144 under the Securities Act, as such Rule may be amended from time to time. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to
Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

11.      RIGHT OF FIRST OFFER

         11.01. Right of First Offer. Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (a) shares of Common Stock, (b) any other equity security of the Company, including without limitation, shares of Preferred Stock, (c) any convertible debt security of the Company including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (d) any security of the Company that is a combination of debt and equity, or (e) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, the Company shall, in each case, first offer to sell such securities (the "Offered Securities") to those Investors then holding capital stock of the Company and MDCM (the "Offerees") as follows: the Company shall offer to sell to each Offeree (x) an amount of the Offered Securities (the "Basic Amount") sufficient to allow each Offeree to maintain a proportional interest in the Company equal to a fraction, (i) the numerator of which is the number of shares of Common Stock (including for the purposes of such calculation the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock or upon conversion or exercise of other securities or options of the Company) then held by such Offeree and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock or upon the conversion or exercise of other securities or options of the Company, determined immediately prior to the issue, sale or exchange of the Offered Securities, and (y) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as applicable to such issuance, sale or exchange of Offered Securities. Such terms and price, and the Offerees' respective Basic Amounts, shall be specified by the Company in writing delivered to the Offerees (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 30 days from receipt of the Offer.

         11.02. Notice of Acceptance. Notice of each Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section 11.01 shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 30-day period of such offer, setting forth such of the Offeree's Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Offerees are less than the total Offered Securities, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Offeree who has subscribed for any Undersubscription Amount shall purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

         11.03.   Conditions to Acceptances and Purchase.

                  (a) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have 90 days from the expiration of the 30-day period set forth in Section 11.01 to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "Refused Securities") to any Person or Persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

                  (b) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Offered Securities (any such sale to be in the manner and on the terms specified in Section 11.03(a) above), then each Offeree shall have the right, but not the obligation, to reduce the number of shares or other units of the Offered Securities specified in its respective Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which such Offeree elected to purchase pursuant to Section 11.02 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 11.01.

                  (c) Closing. Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 11.03(b) if the Offerees have so elected, upon the terms and conditions specified in the

Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

         11.04. Further Sale. In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section
11.03 may not be sold or otherwise issued until they are again offered to the Offerees under the procedures specified in Sections 11.01, 11.02 and 11.03.

         11.05. Offer Participation Requirement. The rights of each Offeree under this Section 11 shall not be afforded to such Offeree with respect to any Offer occurring subsequent to any Offer in which such Offeree has failed to purchase its Basic Amount so long as such Offeree shall have been afforded the right to participate in such prior Offer to the extent of its Basic Amount and shall have not waived its right to participate at the request of the Company.

         11.06. Termination and Waiver of Right of First Offer. The rights of the Offerees under this Section 11 shall terminate immediately prior to the effectiveness of the Registration Statement with respect to a Qualified Public Offering, but expressly conditioned on the consummation of a Qualified Public Offering.

         11.07. Exception. The rights of the Offerees under this Section 11 shall not apply to the following: (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; (b) Series A Preferred Stock issued upon any subdivision or combination of shares of Series A Preferred Stock; (c) 1,000,000 shares of Common Stock, or options exercisable therefor, issued or to be issued under the Stock Option Plan and any additional shares required to be issued thereunder to adjust for any stock split, stock dividend or combination of Common Stock; (d) shares of Voting Common Stock issued upon conversion of the Series A Preferred Stock and (e) shares of Voting Common Stock issued upon conversion of the Nonvoting Common Stock.

12.      DEFINITIONS AND ACCOUNTING TERMS

         12.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Administrative Services Agreement" shall have the meaning assigned to such term in Section 7.01.

         "Affiliate" shall mean any employee, consultant, officer or director of the Company or any Subsidiary or holder of five percent (5%) or more of any class of capital stock of the Company or any Subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or 5% stockholders or members of their immediate families.

         "Agreement" shall mean this Contribution Agreement, including all amendments, modifications or supplements thereto.

         "Applicable Conversion Value" shall have the meaning assigned to such term in the Articles of Amendment.

         "Articles of Amendment" shall mean the Articles of Amendment creating the preferences, rights and limitations of the Series A Preferred Stock as set forth as Exhibit C.

         "Articles of Incorporation" shall mean the Articles of Incorporation of the Company, including all amendments, modifications or supplements thereto.
         "Assignment and Assumption Agreement" shall have the meaning assigned to such term in Section 7.01.

         "Available Undersubscription Amount" shall have the meaning assigned to such term in Section 11.02.

         "Basic Amount" shall have the meaning assigned to such term in Section 11.01.

         "Bill of Sale" shall have the meaning assigned to such term in Section 7.01.

         "Board of Directors" shall mean the board of directors of the Company as constituted from time to time.

         "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the States of New York and Florida are authorized by law or executive order to close.

         "CFR" shall mean the United States Code of Federal Regulations.

         "Closing" shall have the meaning assigned to such term in Section 1.07.

         "Closing Date" shall have the meaning assigned to such term in Section 1.07.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

         "Common Stock" shall mean (a) the Company's Voting Common Stock, $.01 par value, as authorized on the date of this Agreement, (b) the Company's Nonvoting Common Stock, $.01 par value, as authorized on the date of this Agreement, (c) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Articles of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (d) any other securities into which or for which any of the securities described in (a), (b) or (c) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         "Company" shall have the meaning assigned to such term in the introductory sentence hereof.

         "Contracts" shall have the meaning assigned to such term in Section 1.01(c).

         "Contributed Assets" shall have the meaning assigned to such term in
Section 1.01.

         "Contributing Shareholders" shall have the meaning assigned to such term in the Recitals to this Agreement.

         "Controlled Business Arrangement" shall mean any joint venture or similar agreement or arrangement between the Company and any other Person pursuant to which the Company provides technical support, financing or other assistance to such arrangement.

         "Conversion Shares" shall have the meaning assigned to such term in
Section 1.06.

         "Demand Registration" shall have the meaning assigned to such term in
Section 10.01(a).

         "Disadvantageous Condition" shall have the meaning assigned to such term in Section 10.01(a).

         "Effective" shall mean that all requirements under the Securities Act with respect to a Registration Statement have been satisfied and that the Commission has officially approved the public distribution or circulation of the Registration Statement in connection with a public offering of Registrable Securities.

         "Effective Date" shall mean the date on which a Registration Statement is declared to be Effective.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

         "Excluded Assets" shall have the meaning given to such term in Section 1.02.

         "Excluded Contracts" shall have the meaning given such term in Section 1.02(c).

         "Fannie Mae License" shall have the meaning given such term in Section 1.02(c).

         "Form S-3" shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

         "Function" shall have the meaning assigned to such term in the definition of "Openclose Business."

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a consistent basis.

         "GHR Contract" shall have the meaning assigned to such term in Section 1.02(c).

         "Holder" shall mean any Investor or MDCM owning Registrable Securities to whom rights of a Holder under Section 10 of this Agreement have been transferred in accordance with Section 15.05.

         "Indebtedness" shall mean (a) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (b) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

         "indemnified party" shall have the meaning given such term in Section 13.02.

         "Initial Public Offering" shall mean the first offering for sale of Common Stock for the account of the Company or for the account of any holder of securities that has Registration Rights pursuant to an Effective Registration Statement.

         "Initiating Holders" shall have the meaning given such term in Section 10.01(a).

         "Inspectors" shall have the meaning given such term in Section
10.05(i).

         "Investor" shall have the meaning assigned to such term in the preamble to this Agreement and shall include the original Investor and any holder of the Preferred Shares or Conversion Shares issued upon conversion of Preferred Shares.

         "Key Employee" shall mean and includes the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any executive officer of the Company or any Subsidiary with policy-making functions including, without limitation, the head of each Subsidiary, or any other individual so designated by the Board of Directors, and in any event shall be deemed to include David Larson.

         "License Agreement" shall have the meaning assigned to such term in
Section 7.01.

         "Margin Stock" means "margin stock" within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect.

         "Material Adverse Effect" shall mean any material adverse effect on (a) the business, profits, properties or condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Agreement or any Related Agreement and (c) the binding nature, validity or enforceability of this Agreement or any Related Agreement, which, in each case, arises from, or reasonably could be expected to arise from, any action or omission of action on the part of the Company or any Subsidiary or the occurrence of any event or the existence of any fact or condition in respect of the Company or any Subsidiary or any of their respective properties.

         "MDCM" shall have the meaning given such term in the preamble to this Agreement.

         "MDCM Code" shall have the meaning assigned to such term in Section
1.03.

         "Multiemployer Plan" shall have the meaning given such term in Section 3.06.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

         "Nonvoting Common Shares" shall have the meaning assigned to that term in Section 1.04.

         "Nonvoting Common Stock" shall have the meaning assigned to that term in Section 1.04.

         "Notice of Acceptance" shall have the meaning assigned to that term in
Section 11.02.

         "Offer" shall have the meaning assigned to such term in Section 11.01.

         "Offered Securities" shall have the meaning assigned to such term in
Section 11.01.

         "Offerees" shall have the meaning assigned to such term in Section
11.01.

         "Openclose Code" shall have the meaning assigned to such term in
Section 1.01(a).

         "Openclose Business" shall mean (i) the development, marketing, sale and operation of (the "Openclose Site") which is accessible by member lenders (the "Participating Lenders") and member brokers (the "Participating Brokers"), with the principal purpose of permitting such Participating Lenders and Participating Brokers to share loan application information in a neutral environment for a fee (the "Function"); (ii) the development, marketing, sale and operation of private label versions of the Openclose Site for lenders and their brokers with the same Function; (iii) the provision of "Web Site Services" to "Countrywide Customers" as those terms are described in that certain Master Web Services Agreement between MDCM and Countrywide Home Loans, Inc. dated December 22, 1999; and (iv) the provision of business to business web site portals and Internet sites or private label versions thereof, to mortgage brokers, lenders, mortgage insurance companies and similar vendors pursuant to which such participants operate in a neutral environment to exchange lender product and pricing information, automated underwriting data, mortgage insurance certificates and borrower application information, using results obtained by MDCM from Fannie Mae's Desktop Underwriter software or functionally equivalent software.

         "Openclose Site" shall have the meaning assigned to such term in the definition of "Openclose Business."

         "Participating Brokers" shall have the meaning assigned to such term in the definition of "Openclose Business."

         "Participating Lenders" shall have the meaning assigned to such term in the definition of "Openclose Business."

         "Permitted Liens" means: (i) liens for current taxes not yet delinquent for which appropriate reserves in accordance with GAAP have been created; (b) statutory liens imposed by law which are incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen.

         "Person" shall mean an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plans" shall have the meaning assigned to such term in Section 3.06.

         "PORTAL" shall have the meaning assigned to such term in Section 8.12.

         "Preferred Shares" shall have the meaning assigned to such term in
Section 1.05.

         "Preferred Stock" shall have the meaning assigned to such term in
Section 1.05.

         "Proprietary Rights" means all of the following along with all income, royalties, damages and payments thereon (including damages and payments for past or future infringements or misappropriations thereof), the rights to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with the goodwill associated therewith; (iii) copyrights and copyrightable works and registrations, renewals and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (including all databases, data and documentation); (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and member, customer and supplier lists and information), (vii) other intellectual property rights;
(viii) internet domain names; and (ix) copies and tangible embodiments thereof (in whatever form or medium).

         "Qualified Public Offering" shall mean a fully underwritten, firm commitment public offering pursuant to an Effective Registration Statement filed under the Securities Act covering the offer and sale by the Company of shares of its Common Stock in which the aggregate price paid by the public for such shares shall equal or exceed $20,000,000 and in which the price per share of Common Stock to the public equals or exceeds 300% of the then Applicable Conversion Value applicable to the Series A Preferred Stock.

         "Records" shall have the meaning assigned to that term in Section 10.05(i).

         "Refused Securities" shall have the meaning assigned to that term in
Section 11.03(a).

         "Registrable Securities" shall mean (a) the Conversion Shares, (b) the Voting Common Shares and (c) the shares of capital stock of the Company acquired by the Investors pursuant to Section 11 or any shares of capital stock of the Company acquired after the date hereof by any such Investor or MDCM, including shares of Common Stock issuable on the conversion of other securities or the exercise of options acquired by the Investors pursuant to Section 11 or otherwise; provided, however, that such securities shall cease to be Registrable Securities if and when (x) a Registration Statement with respect to the disposition of such securities shall have become Effective under the Securities Act and such securities shall have been disposed of pursuant to such Effective Registration Statement, (y) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for such securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company, and subsequent disposition of such securities shall not require Registration or qualification of such securities under the Securities Act, or (z) such securities shall have ceased to be outstanding.

         "Registration" shall mean the satisfaction by the Company of all applicable requirements under the Securities Act as evidenced by the official approval of the Commission in connection with a public offering by the Company of Registrable Securities.

         "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with its obligations under Section 10 of this Agreement, including, without limitation, all Commission and stock exchange or NASD registration and filing fees and expenses, fees and expenses of compliance with applicable state securities or "blue sky" laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered in a public offering on each securities exchange or national market system on which such securities are to be so listed and, following such initial public offering, the fees and expenses incurred in connection with the listing of such securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including the fees and expenses of any "qualified independent underwriter" required by the
NASD), the reasonable fees of counsel retained in connection with each such Registration by the Holders of the Registrable Securities being registered, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by Holders of such Registrable Securities).

         "Registration Rights" shall have the meaning assigned to such term in
Section 9.11.

         "Registration Statement" shall mean any disclosure document that the Company is required to file under the Securities Act in connection with a public offering of Registrable Securities.

         "Related Agreements" shall mean the Articles of Incorporation, the Articles of Amendment, the Shareholders Agreement, the Voting Agreement, the Administrative Services Agreement, the Service Mark Agreement, the Bill of Sale, the Management Rights Agreement, the Indemnification Agreement and the Assignment and Assumption Agreement, including all amendments, modifications or supplements thereto.

         "Rule 144A Information" shall have the meaning assigned to such term in
Section 8.12.

         "Securities Act" shall mean the Securities Act of 1933, as amended from time to time or any other federal act, rule or regulation requiring Registration with any federal agency in connection with a public offering of Registrable Securities.

         "Series A Holder" shall mean any holder of then outstanding shares of Series A Preferred Stock.

         "Series A Preferred Stock" shall have the meaning assigned to such term in Section 1.05.

         "Series A Director" shall mean any director designated by any Holder or affiliated group of Holders of Series A Preferred Stock.

         "Service Mark Agreement" shall have the meaning assigned to such term in Section 7.01.

         "Shareholders Agreement" shall have the meaning assigned to such term in Section 7.01.

         "Shares" shall have the meaning assigned to such term in Section 1.06.

         "Stock Option Plan" shall mean any qualified or non-qualified incentive stock option plan of the Company which is adopted by the Board of Directors, including all amendments, supplements or modifications thereto.

         "Sublease" shall have the meaning assigned to such term in Section
7.01.

         "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

         "Trade Rights" shall have the meaning assigned to such term in Section 1.01(d).

         "Undersubscription Amount" shall have the meaning assigned to such term in Section 11.01. "Voting Agreement" shall have the meaning assigned to such term in Section 7.01.

         "Voting Common Shares" shall have the meaning assigned to such term in
Section 1.04.

         "Voting Common Stock" shall have the meaning assigned to such term in
         Section 1.04. "Web Hosting Agreement" shall have the meaning assigned to such term in Section 7.01.

         12.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GAAP.

13.      INDEMNIFICATION

         13.01. Indemnities.

                  (a) General Indemnification. The Company and MDCM severally but not jointly agrees to indemnify and save harmless the Investors and their respective directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Investors as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company or MDCM herein or in any of the Related Agreements. Each Investor and MDCM severally but not jointly agrees to indemnify and save harmless the Company and its directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by any such Person as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Investors or MDCM herein. The Company and each Investor severally but not jointly agrees to indemnify and save harmless MDCM and its directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by MDCM as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Investors herein or by the Company herein or in any of the Related Agreements. MDCM shall have no indemnification obligation hereunder to the extent the claim, liability, loss or damages arises from (i) specifications provided by the Company for modifications to the Openclose Code; (ii) derivative works created by the Company based on the Openclose Code, provided, that the Openclose Code itself would not give rise to such a claim, (iii) use of the Openclose Code in combination with non-MDCM approved third party products, including hardware and software, provided that the Openclose Code itself would not give rise to such a claim, (iv) modifica-tions of the Openclose Code by a party other than MDCM, provided, that the Openclose Code itself would not give rise to such a claim, and (v) failure of the Company to implement any improvement or updates to the Openclose Code provided by MDCM, if the infringement claim would have been avoided by the use of the improvement or updates.

                  (b) Proprietary Rights Indemnification. MDCM agrees to indemnify and save harmless the Company and the Investors and their respective directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Company or the Investors as a result of the patent infringement claims described in Schedule 3.07(v).

         13.02. Indemnification Procedure. Any party entitled to indemnification under this Section 13 (an "indemnified party") will give written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 13 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In any action, proceeding or claim which is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party exists in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action, proceeding or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action, proceeding or claim. The indemnifying party shall keep the indemnified party fully apprized at all times as to the status of the defense or any settle-ment negotiations with respect thereto. If the indemnifying party elects to defend any such action, proceeding or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 13 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim. The indemnification required by this Section 13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

14.      SECURITY INTEREST

         MDCM hereby assigns and grants to the Company a security interest in, and mortgage on, all right, title and interest of MDCM in and to the Openclose Code and all renewals and extensions thereof, and all modifications, improvements and derivative works based thereon, to secure the due and punctual performance of its obligations hereunder.

15.      MISCELLANEOUS

         15.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         15.02. Amendments, Waivers and Consents. Any provision in the
Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement or any Related Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (a) shall obtain consent thereto in writing from the Holders of at least a majority of the then outstanding Preferred Shares and Common Shares, voting separately, and (b) shall deliver copies of such consent in writing to any Holders who did not execute such consent; provided, that no consents shall be effective to reduce the percentage in interest of the Shares the consent of the Holders of which is required under this Section 15.02. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         15.03. Addresses for Notices. Any notice, demand, request, waiver or other communication under this Agreement or any Related Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

         To the Company:      Openclose.com, Inc.
                              1643 North Harrison Parkway
                              Building H
                              Sunrise, Florida 33323
                              Attention: David Larson

         With a copy to:      Foley & Lardner
                              200 Laura Street
                              Jacksonville, Florida 32202
                              Attention: Luther F. Sadler, Esq.

         To MDCM:             Mortgage.com, Inc.
                              1643 North Harrison Parkway
                              Building H
                              Sunrise, Florida 33323
                              Attention: Seth Werner

         With a copy to:      Foley & Lardner
                              200 Laura Street
                              Jacksonville, Florida 32202
                              Attention: Luther F. Sadler, Esq.

         To any Investor:     At its address specified on Schedule
                              1.05 hereto

         With a copy to:      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              Goodwin Square
                              225 Asylum Street
                              Hartford, Connecticut 06103
                              Attention: Edward A. Reilly, Jr., Esq.


A party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change will be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         15.04. Costs, Expenses and Taxes. The Company shall pay the reasonable fees and out of pocket expenses of legal counsel, independent public accountants, consultants and other outside experts retained by the Investors in connection with any amendment or waiver to this Agreement or any Related Agreement or the successful enforcement of this Agreement or any Related Agreement by the Investors. In addition, the Company shall pay any and all stamp, or other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Investors harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         15.05. Binding Effect; Assignment. This Agreement and each Related Agreement to which it is a party shall be binding upon and inure to the benefit of each of the Company and the Investors and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the Holders of at least a majority of the then outstanding Shares (determined on an "as if converted" basis). The parties acknowledge and agree that after the Closing TCV IV, L.P. ("TCV") may transfer a portion of the Preferred Shares held by it to an affiliated side fund or funds in order to comply with its organizational requirements. Such side fund(s) shall execute a joinder agreement to become a party to this Agreement and the Related Agreements to which TCV is a party.

         15.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, each Related Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

         15.07. Prior Agreements. This Agreement, each Related Agreement, the terms of the Series A Preferred Stock, and the other agreements executed and delivered herewith constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

         15.08. Severability. The provisions of this Agreement, each Related Agreement and the terms of the Series A Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement, any Related Agreement or the terms of the Series A Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, any Related Agreement or the terms of the Series A Preferred Stock; but this Agreement, each Related Agreement and the terms of the Series A Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

         15.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, AND WITHOUT GIVING EFFECT TO CHOICE OF LAW PROVISIONS.

         15.10. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         15.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         15.12. Further Assurances. From and after the date of this Agreement, upon the request of any Investor, MDCM or the Company, each of the Company, MDCM and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, each Related Agreement and the Shares.

         15.13. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

         15.14. Specific Enforcement. Each of the Investors, MDCM and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and each Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, each Related Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                            OPENCLOSE.COM, INC.


                                            By:  /s/ David Larson
                                               ---------------------------------
                                                 Name:  David Larson
                                                 Title: Chief Operating Officer



                                            MORTGAGE.COM, INC.


                                            By:  /s/ Seth Werner
                                               ---------------------------------
                                                 Name:  Seth Werner
                                                 Title: Chairman and Chief
                                                        Executive Officer

                                            INVESTORS:

                                            CANAAN EQUITY II L.P.
                                            By:  Canaan Equity Partners II LLC


                                            By:  /s/ Stephen Green
                                               ---------------------------------
                                                 Stephen Green
                                                 Member/Manager

                                            CANAAN EQUITY II L.P. (QP)
                                            By:  Canaan Equity Partners II LLC


                                            By:  /s/ Stephen Green
                                               ---------------------------------
                                                 Stephen Green
                                                 Member/Manager

                                            CANAAN EQUITY II ENTREPRENEURS LLC
                                            By:  Canaan Equity Partners II LLC


                                            By:  /s/ Stephen Green
                                               ---------------------------------
                                                 Stephen Green
                                                 Member/Manager

                                            DOMINION FUND V, a Delaware Limited
                                             Partnership
                                            By:  Dominion Management V LLC

                                            By:  /s/ Michael K. Lee
                                               ---------------------------------
                                                 Name:    Michael K. Lee
                                                 Title:   Member

                                            TCV IV, L.P.
                                            By:  Technology Crossover Management
                                                 IV, L.L.C.
                                            Its: General Partner


                                            By:  /s/ Robert C. Bensky
                                               ---------------------------------
                                                 Name:    Robert C. Bensky
                                                 Title:   Chief Financial
                                                          Officer

                             EXHIBITS AND SCHEDULES

EXHIBIT A -Contributed Assets
EXHIBIT B - Excluded Assets
EXHIBIT C - Designation of Series A Preferred Stock
SCHEDULE 1.05 - Investors
SCHEDULE 2.02 -- Authority; Enforceability; No Conflict
SCHEDULE 2.03 -- Capitalization
SCHEDULE 3.01 -- Liabilities
SCHEDULE 3.02 -- Indebtedness
SCHEDULE 3.03 -- Title to Assets
SCHEDULE 3.05 -- Compliance with Law
SCHEDULE 3.07 -- Proprietary Rights
SCHEDULE 3.09 -- Material Agreements
SCHEDULE 3.10 -- Governmental Approvals
SCHEDULE 3.11 -- Insurance
SCHEDULE 3.14 -- Authority; Enforceability; No Conflict




The Company shall furnish supplementaly to the Commission upon request a copy of any omitted exhibit or schedule.